SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date Of Report (Date of earliest event reported): December 11, 2003

K2 INC.

(Exact name of the registrant as specified in its charter)

Delaware	1-4290	95-2077125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2051 PALOMAR AIRPORT ROAD, CARLSBAD, CA	92009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 494-1000

N/A

(Former name or former address, if changed since last report)

Item 2.	Acquisition or Disposition of Assets.

On December 16, 2003, K2 Inc. (the “Company”) announced that it had completed the merger of Brass Eagle Inc. (“Brass Eagle”) with a wholly-owned subsidiary of the Company pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of October 22, 2003, by and among the Company, Brass Eagle and Cabe Acquisition Sub, Inc. (“Acquisition Sub”).

Pursuant to the Merger Agreement, the Company commenced an offer to exchange each outstanding share of common stock of Brass Eagle for 0.6036 of a share of common stock, par value $1.00 per share, of the Company (the “Offer”). The Offer expired at 12:00 midnight, New York City time, on Monday, December 8, 2003. At approximately 12:06 a.m., New York City time, on Tuesday, December 9, 2003, the Company accepted for purchase all shares of common stock validly tendered and not withdrawn prior to the expiration of the Offer. At the expiration of the Offer, 7,167,751 shares of common stock were validly tendered and not withdrawn, representing approximately 95.7% of the outstanding common stock, and 4,326,454 shares of the Company’s common stock were exchanged in the Offer for such validly tendered and not withdrawn shares of common stock. On Thursday, December 11, 2003, the Company caused Acquisition Sub to merge with and into Brass Eagle (the “Merger”), pursuant to which Brass Eagle survived as a wholly-owned subsidiary of the Company. In connection with the Merger, each outstanding share of Common Stock of the Issuer was automatically converted into the right to receive 0.6036 of a share of common stock, par value $1.00 per share, of the Company and, assuming no appraisal rights are exercised, an additional 194,774 shares of the Company’s common stock were issued in the Merger.

A copy of the Company’s press release, dated December 16, 2003, is filed as an exhibit to this Current Report on Form 8-K.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits. The following exhibits are filed with this report on Form 8-K:

Exhibit No.	Description
99.1	Press Release, dated December 16, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2003	K2 INC.

	By:	/s/ MONTE H. BAIER

Monte H. Baier Vice President and General Counsel

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